EXHIBIT 10.2

FIFTH AMENDMENT TO CREDIT AGREEMENT

This FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of May 10, 2004, is entered into among (1) ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation (the “Borrower”), (2) the Lenders party to the Credit Agreement referred to below, (3) UNION BANK OF CALIFORNIA, N.A., as Arranging Agent for such Lenders (in such capacity, the “Agent”), (4) UNION BANK OF CALIFORNIA, N.A., as Co-Lead Arranger and Joint Book Manager, (5) CREDIT SUISSE FIRST BOSTON, as Co-Lead Arranger, Administrative Agent and Joint Book Manager, (6) THE BANK OF NOVA SCOTIA, as Syndication Agent, and (7) FLEET NATIONAL BANK, as Documentation Agent.

RECITALS

A. The Borrower, the Lenders and the Agent previously entered into that certain Credit Agreement dated as of September 26, 2000 as amended by a First Amendment to Credit Agreement dated as of March 23, 2001, a Second Amendment to Credit Agreement dated as of March 29, 2002, a Third Amendment to Credit Agreement dated as of April 16, 2003 and a Fourth Amendment to Credit Agreement dated as of September 19, 2003 (said Agreement, as so amended, herein called the “Credit Agreement”). Capitalized terms used herein and not defined shall have the meanings assigned to them in the Credit Agreement.

B. The Borrower has requested that the Lenders amend certain terms of the Credit Agreement and the Lenders have agreed to such request, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) Section 1.1 of the Credit Agreement is amended by adding the following new definition in appropriate alphabetical order:

“‘Fifth Amendment Effective Date’: the date upon which that certain Fifth Amendment to Credit Agreement dated as of May 10, 2004, which amends the terms of this Agreement, shall become effective in accordance with the terms thereof.”

(b) Section 5.8 of the Credit Agreement is amended as follows:

(i) in clause (i), clause “(D)” is relettered clause “(E)”, and a new clause (D) is added to read as follows: “, (D) subject to Section 6.6, to finance redemption or repurchase of the Borrower’s Series A preferred stock in an amount not to exceed $55,000,000 (provided that the sum of the Revolving Loans used for such purpose pursuant to this clause plus the sum of Incremental Loans used for such purpose pursuant to clause (iv)(C) below shall not exceed $55,000,000)”; and

(ii) in clause (iv), clause “(C)” is relettered clause “(D)”, and a new clause (C) is added to read as follows: “, (C) subject to Section 6.6, to finance redemption or repurchase of the Borrower’s Series A preferred stock in an amount not to exceed $55,000,000 (provided that the sum of the Incremental Loans used for such purpose pursuant to this clause plus the sum of Revolving Loans used for such purpose pursuant to clause (i)(D) above shall not exceed $55,000,000).”

(c) Section 6.1(a) of the Credit Agreement is amended in full to read as follows:

“(a) Maximum Total Debt Ratio. Permit the Maximum Total Debt Ratio of the Borrower and its Subsidiaries on a consolidated basis to exceed the following levels for the periods indicated:

Period	Ratio
Closing Date to and including September 29, 2001	6.25:1

September 30, 2001 to and including December 30, 2001	6.00:1

December 31, 2001 to but excluding the Second Amendment Effective Date	5.75:1

Second Amendment Effective Date to but excluding the Third Amendment Effective Date	7.00:1

Third Amendment Effective Date to and including September 29, 2003	7.25:1

September 30, 2003 to and including December 30, 2003	6.75:1

December 31, 2003 to but excluding the Fifth Amendment Effective Date	6.00:1

Fifth Amendment Effective Date to and including September 29, 2004	6.50:1

September 30, 2004 to and including March 30, 2005	6.00:1

March 31, 2005 to and including September 29, 2005	5.00:1

September 30, 2005 to and including March 30, 2006	4.50:1

March 31, 2006 and thereafter	4.00:1

Notwithstanding anything to the contrary set forth in this Agreement, for the purpose of calculating the Maximum Total Debt Ratio in this Section 6.1(a), Maximum Total Debt Ratio shall mean, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of Total Debt less Cash on Hand to Operating Cash Flow.”

(d) Section 6.6 of the Credit Agreement is amended by adding the following paragraphs at the end thereof:

“Notwithstanding anything to the contrary set forth in this Section 6.6, the Borrower may make a Restricted Payment to redeem or repurchase any or all of its Series A preferred stock so long as (i) no Default has occurred and is continuing or would result from the making of such Restricted Payment and (ii) such Restricted Payment is permitted by the terms of the Senior Subordinated Notes Indenture and the Agent shall have received evidence in form and substance reasonably satisfactory to the Agent to such effect including a certificate of a Responsible Officer of the Borrower to such effect, together with calculations used by the Borrower in determining compliance with Section 4.07 of the Senior Subordinated Notes Indenture. Such Restricted Payment shall not constitute a fixed charge pursuant to clause (iv) of the definition of ‘Fixed Charge Coverage Ratio.’

Notwithstanding any provision of this Agreement to the contrary, the Borrower shall be permitted to issue preferred stock (other than Disqualified Stock), and to declare and pay dividends thereon in preferred stock of the Borrower (other than Disqualified Stock), so long as (i) no Default has occurred and is continuing at the time of such issuance, declaration or payment, as applicable, or would result therefrom, (ii) the issuance of such preferred stock is permitted by the terms of the Senior Subordinated Notes Indenture and (iii) no Change in Control would be caused thereby.”

SECTION 2. Conditions Precedent. This Amendment shall become effective as of the date first set forth above upon receipt by the Agent of the following, in each case in form and substance satisfactory to the Agent:

(a) this Amendment, duly executed by the Borrower and consented to by the Majority Lenders;

(b) evidence of the Guarantors’ consent to this Amendment; and

(c) such other approvals, opinions, evidence and documents as any Lender, through the Agent, may reasonably request; and the Agent’s reasonable satisfaction as to all legal matters incident to this Amendment.

SECTION 3. Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(a) Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof,” “therein” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended hereby.

(b) Except as specifically amended herein, the Credit Agreement and all other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Credit Agreement or any other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Documents.

(d) This Amendment shall constitute a “Loan Document”.

SECTION 4. Representations and Warranties. The Borrower hereby represents and warrants, for the benefit of the Lenders and the Agent, as follows: (i) the Borrower has all requisite power and authority under applicable law and under its charter documents to execute, deliver and perform this Amendment, and to perform the Credit Agreement as amended hereby; (ii) all actions, waivers and consents (corporate, regulatory and otherwise) necessary or appropriate for the Borrower to execute, deliver and perform this Amendment, and to perform the Credit Agreement as amended hereby, have been taken and/or received; (iii) this Amendment, and the Credit Agreement, as amended by this Amendment, constitute the legal, valid and binding obligation of the Borrower enforceable against it in accordance with the terms hereof; (iv) the execution, delivery and performance of this Amendment, and the performance of the Credit Agreement, as amended hereby, will not (a) violate or contravene any material Requirement of Law, (b) result in any material breach or violation of, or constitute a material default under, any agreement or instrument by which the Borrower or any of its property may be bound, or (c) result in or require the creation of any Lien upon or with respect to any properties of the Borrower, whether such properties are now owned or hereafter acquired; (v) the representations and warranties contained in the Credit Agreement and the other Loan Documents are correct in all material respects on and as of the date of this Amendment, before and after giving effect to the same, as though made on and as of such date; and (vi) no Default has occurred and is continuing.

SECTION 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 6. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of California (without reference to its choice of law rules).

* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ WALTER F. ULLOA
Name:	Walter F. Ulloa
Title:	Chairman and CEO

UNION BANK OF CALIFORNIA, N.A., as Arranging Agent and as a Lender

By:	/s/ MATTHEW H. FLEMING
Name:	Matthew H. Fleming
Title:	Vice President